Exhibit 14

Transactions by the Reporting Persons in the Past 60 Days

The following table sets forth all unreported transactions with respect to the Common Stock effected in the last 60 days by or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., Eastern time, on December 22, 2025. Unless otherwise indicated, all such transactions were effected in the open market.

Person Effecting the Transaction	Transaction Date	Nature of Transaction	Securities Purchased or Sold	Price per Share
Clients of GVIC	10/23/2025	Delivery of Common Stock(1)	2,145	N/A
Clients of GVIC	10/24/2025	Purchase of Common Stock	6,720	$1.82(4)
Clients of GVIC	10/29/2025	Delivery of Common Stock(2)	3,690	N/A
Clients of GVIC	11/04/2025	Purchase of Common Stock	8,935	$1.64(4)
Clients of GVIC	11/24/2025	Sale of Common Stock(3)	6,915	$1.62(4)

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(1) As of October 23, 2025, certain separately managed accounts terminated their relationship with, and are no longer advised by, GVIC. The positions held in such accounts are therefore no longer included herein.

(2) As of October 29, 2025, certain separately managed accounts terminated their relationship with, and are no longer advised by, GVIC. The positions held in such accounts are therefore no longer included herein.

(3) On the listed transaction date, GVIC executed a non-discretionary, unsolicited trade in a client account, at the sole direction of the account owner, for the purpose of tax management.

(4) This transaction price represents the weighted average transaction price of the shares referenced. Upon request by the staff of the Securities and Exchange Commission, the Issuer, or a security holder of the Issuer, the Reporting Persons will provide full information regarding the number of shares purchased at each separate price within the range set forth in this Statement